EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Mifflinburg Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock $1.00 Par Value Per Share	Other	1,554,552	N/A	$34,370,680	0.0001531	$5,262.15
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A

(1)         The number of shares of common stock, par value $1.00 per share, of Mifflinburg Bancorp, Inc. ("Mifflinburg" and, such shares, the Mifflinburg common stock") being registered is based upon (i) the conversion ratio of 1.1850 shares of Mifflinburg common stock for each share of common stock, par value $0.10 per share, of Northumberland Bancorp ("Northumberland" and, such shares, the Northumberland common stock") multiplied by (ii) an estimate of the maximum number of shares of Northumberland common stock issued and outstanding as of January 6, 2025 or issuable or expected to be exchanged in connection with the merger of Northumberland with and into Mifflinburg (the "merger"), which collectively equals 1,554,552.

(2)         Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the bid and asked prices of Northumberland common stock as reported on OTC Pink on January 6, 2025 multiplied by (ii) the estimated maximum number of shares of Northumberland common stock to be converted in the merger 1,311,858.

(3)         Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001531